Exhibit 3.1

                         CERTIFICATE OF DETERMINATION OF
                       RIGHTS, PREFERENCES AND PRIVILEGES
                                     OF THE
   8% SERIES B CUMULATIVE REDEEMABLE CONVERTIBLE PARTICIPATING PREFERRED STOCK
                                       OF
                         WORLD WASTE TECHNOLOGIES, INC.
                            a California Corporation


         John Pimentel and David Rane hereby certify that:

         FIRST. They are the duly elected and acting Chief Executive Officer and Chief Financial Officer, respectively, of World Waste Technologies, Inc., a California corporation (the "Corporation").

         SECOND. The Amended and Restated Articles of Incorporation of the Corporation authorize the issuance of up to 10,000,000 shares of preferred stock (the "Preferred Stock"), 4,075,600 of which shares are issued and outstanding.

         THIRD. The Board of Directors of the Corporation has duly adopted the following recitals and resolutions.

         "WHEREAS, the Amended and Restated Articles of Incorporation of the Corporation authorize that the Preferred Stock of the Corporation may be issued from time to time in one or more series;

         WHEREAS, the Board of Directors of the Corporation is authorized to determine the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and to fix the number of shares and designation of any such series; and

         WHEREAS, the Board of Directors of the Corporation desires, pursuant to its authority as aforesaid, to determine and fix the rights, preferences, privileges and restrictions relating to a series of Preferred Stock and the number of shares constituting and the designation of said series;

         NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors hereby fixes and determines the designation of, the number of shares constituting, and the rights, preferences, privileges and restrictions relating to, said series of Preferred Stock as follows:

         1. DESIGNATION AND AMOUNT. There shall be created from the 10,000,000 shares of Preferred Stock, without par value, of the Corporation authorized to be issued pursuant to the Amended and Restated Articles of Incorporation, a series of Preferred Stock, designated as the "8% Series B Cumulative Redeemable Convertible Participating Preferred Stock" (the "Series B Preferred Stock"), and the number of shares of such series shall be 325,000. Such number of shares may be decreased by resolution of the Board of Directors; provided, however, that no such decrease shall reduce the number of authorized shares of the Series B Preferred Stock to a number less than the number of shares of the Series B Preferred Stock then issued and outstanding plus the number of shares reserved for issuance upon the declaration and payment of dividends thereon or upon the exercise of outstanding options, rights or warrants, if any, to purchase shares of Series B Preferred Stock, or upon the conversion of any outstanding securities issued by the Corporation that are convertible into shares of Series B Preferred Stock. The Series B Preferred Stock will rank on parity with the Series A Preferred Stock upon the liquidation, winding-up or dissolution of the Corporation.

         2. DEFINITIONS. As used herein, in addition to those terms otherwise defined herein, the following terms shall have the following meanings:

            2.1 "Acquisition" shall mean any consolidation or merger of the Corporation with or into any other corporation or other entity or person, or any other binding share exchange or corporate reorganization, in which the shareholders of the Corporation immediately prior to such consolidation, merger, binding share exchange or reorganization, own less than fifty percent (50%) of the Corporation's voting power immediately after such consolidation, merger, binding share exchange or reorganization, or any transaction or series of related transactions in which in excess of fifty percent (50%) of the Corporation's voting power is transferred.

            2.2 "Applicable Percentage" shall mean 8% per annum.

            2.3 "Board of Directors" shall mean the Board of Directors of the Corporation or, with respect to any action to be taken by the Board of Directors, any committee of the Board of Directors duly authorized to take such action.

            2.4 "Business Day" shall mean any day other than a Saturday, Sunday or other day on which commercial banks in the State of California are authorized or required by law or executive order to close.

            2.5 "Common Stock" shall mean the common stock of the Corporation, or any other class of stock resulting from successive changes or reclassifications of such common stock consisting solely of changes in par value, or as a result of a subdivision, combination, or merger, consolidation or similar transaction in which the Corporation is a constituent corporation.

            2.6 "Dividend Payment Date" shall mean the first Business Day of January, April, July and October in each year.

            2.7 "EBITDA" shall mean, for the period in question, (i) net income for WWA as determined in accordance with generally accepted accounting principles, plus (ii) any extraordinary loss and other expenses of WWA not considered to be operating in nature reflected in such net income, minus (iii) any extraordinary gain and other income of WWA not considered operating in nature reflected in such net income, plus (iv) depreciation, depletion, amortization and all other non-cash expenses of WWA for that period, plus (v) all interest, fees, charges and related expenses of WWA paid or payable for that period, together with that portion of rent of WWA paid or payable for the period under capital lease obligations attributable to the interest component of such rent, plus (vi) the aggregate amount of federal, state and local taxes of WWA, on or measured by income for that period (whether or not payable during that period). For the purposes of this definition of EBITDA, corporate costs of the Corporation will not be allocated to WWA. Costs that will be considered corporate and therefore not allocated to WWA shall be executive salaries (John

Pimentel, Thomas L. Collins, Fred Lundberg and David Rane, and their respective successors), the accounting function, the IT function, the human resources function, the legal function, the business development, sales and marketing function, professional fees, dividends and interest, all costs related to the Corporation's corporate facility and all costs related to any facility other than Plant Number One.

            2.8 "Excluded Securities" shall mean (i) shares of Common Stock issued upon conversion or redemption of the Series B Preferred Stock or any Parity Stock or any accrued dividends thereon; (ii) shares of Common Stock and/or options, warrants or other Common Stock purchase rights and the Common Stock issued pursuant to such options, warrants or other rights issued to employees, officers or directors of, or consultants or advisors to the Corporation or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board of Directors; (iii) shares of Common Stock or other securities of the Corporation issued pursuant to a strategic partnership, joint venture or similar transaction approved by the Board of Directors; (iv) shares of Common Stock or other securities of the Corporation issued pursuant to an acquisition or merger approved by the Board of Directors; (v) shares of Common Stock issued in a public offering; (vi) shares of Common Stock issued pursuant to the exercise of options, warrants or convertible securities outstanding as of April 1, 2006; (vii) securities issued to financial institutions, equipment leasing companies or lessors in connection with any commercial credit arrangements, equipment financings or other similar transactions, or other vendors, in each case in transactions approved by the Board of Directors; (viii) securities issued in connection with the acquisition of intellectual property or other intangible rights in licensing transactions or otherwise to existing or potential trade partners, in each case in transactions approved by the Board of Directors; (ix) securities issued in connection with any stock split, recapitalization or similar transaction; (x) securities issued as dividend or other distribution on the Series B Preferred Stock or any Parity Stock or as consideration for obtaining the consent of any holder of the Series B Preferred Stock or any Parity Stock; (xi) shares of Common Stock and/or options, warrants or other Common Stock purchase rights and the Common Stock issued pursuant to such options, warrants or other rights issued to holders of the Corporation's secured debt; (xii) warrants issued in connection with the sale of Series B Preferred Stock or any Parity Stock or shares of Common Stock issued pursuant to the exercise thereof; (xiii) shares of Common Stock and/or options, warrants or other Common Stock purchase rights and the Common Stock issued pursuant to such options, warrants or other rights issuable to brokers, dealers and/or finders pursuant to agreements approved by the Board of Directors; or (xiv) shares issued in any other transaction as to which the holders of a majority of the shares of Series A Preferred Stock then outstanding shall have agreed in writing that such shares shall be deemed to be Excluded Securities for purposes of the Certificate of Determination governing the Series A Preferred Stock.

            2.9 "Holder" shall mean a holder of record of an outstanding share or shares of Series B Preferred Stock.

            2.10 "Issue Date" shall mean the original date of issuance of shares of the Series B Preferred Stock.

            2.11 "Junior Stock" shall mean the Common Stock and each other class of capital stock or series of Preferred Stock of the Corporation established after the date hereof, the terms of which do not expressly provide that such class or series ranks senior to or on parity with the Series B Preferred Stock upon the liquidation, winding-up or dissolution of the Corporation.

            2.12 "Liquidation Preference" shall mean, with respect to each share of the Series B Preferred Stock, $100.00, subject to equitable adjustment from time to time pursuant to Section 8.4.

            2.13 "Market Price" of the Common Stock on any day shall be deemed to be the closing price of the Common Stock on such day as officially reported by the principal securities exchange in which the shares of Common Stock are listed or admitted to trading or by the Nasdaq Stock Market, or if the Common Stock is not listed or admitted to trading on any securities exchange, including the Nasdaq Stock Market, the last sale price, or if there is no last sale price, the closing bid price, as furnished by the National Association of Securities Dealers, Inc. (such as through the OTC Bulletin Board) or a similar organization if Nasdaq is no longer reporting such information. If the Market Price cannot be determined pursuant to the sentence above, the Market Price shall be determined in good faith (using customary valuation methods) by the Board of Directors based on the information best available to it.

            2.14 "Operational Date" shall mean the first day of the month immediately following the end of the first three-month period during which WWA has generated aggregate EBITDA of at least $672,000 for such three-month period, as determined in accordance with the definition of EBITDA set forth above.

            2.15 "Parity Stock" shall mean each class of capital stock or series of Preferred Stock, the terms of which expressly provide that such class or series will rank on parity with the Series B Preferred Stock upon the liquidation, winding-up or dissolution of the Corporation. The term "Parity Stock" shall also include the Series A Preferred Stock.

            2.16 "Person" shall mean any individual, corporation, general partnership, limited partnership, limited liability partnership, joint venture, association, joint-stock corporation, trust, limited liability company, unincorporated organization or government or any agency or political subdivision thereof.

            2.17 "Plant Number One" shall mean the Corporation's facility under construction at 2740 Coronado Street, Anaheim, California.

            2.18 "Record Date" shall mean, with respect to a Dividend Payment Date, the last day of the calendar month immediately preceding the calendar month in which the Dividend Payment Date occurs.

            2.19 Registration Rights Agreement" shall mean that certain Amended and Restated Registration Rights Agreement by and among the Corporation, Trellus Offshore Fund Limited, a Cayman Islands corporation, Trellus Partners, LP, a Delaware limited partnership, and Trellus Partners II, LP, a Delaware limited partnership, the individuals and entities set forth on Exhibit A thereto, and the individuals set forth on Exhibit B thereto.

            2.20 "Senior Stock" shall mean each class of capital stock or series of Preferred Stock established after the date hereof, the terms of which expressly provide that such class or series will rank senior to the Series B Preferred Stock upon the liquidation, winding-up or dissolution of the Corporation.

            2.21 "Series A Preferred Stock" shall mean the Corporation's 8% Series A Cumulative Redeemable Convertible Participating Preferred Stock.

            2.22 "WWA" shall mean World Waste of Anaheim, Inc., a California corporation.

         3. LIQUIDATION RIGHTS.

            3.1 In the event of any liquidation, winding-up or dissolution of the Corporation, whether voluntary or involuntary, each Holder shall, subject to the prior rights of any holders of Senior Stock, be entitled to receive and to be paid out of the assets of the Corporation available for distribution to its shareholders an amount equal to the Liquidation Preference for each outstanding share of the Series B Preferred Stock held by such Holder, plus an amount equal to all accrued and unpaid dividends thereon, including Additional Dividends (as defined in Section 5.2 below) (collectively, "Accrued Dividends") to the date fixed for distribution, in preference to the holders of, and before any payment or distribution is made on (or any setting apart for any payment or distribution), any Junior Stock. After the payment to the Holders of the Liquidation Preference plus Accrued Dividends for each outstanding share of the Series B Preferred Stock plus Accrued Dividends, the remaining assets shall be distributed ratably to the holders of any Junior Stock and the Series B Preferred Stock of the Corporation, and in satisfaction of any accrued and unpaid dividends thereon, including Additional Dividends, on a common stock equivalent basis.

            3.2 In addition to any voluntary or involuntary dissolution, liquidation or winding-up of the Corporation, the following events shall be considered a liquidation, winding-up or dissolution for the purpose of this
Section 3:

                 (i) the sale, conveyance, exchange or transfer (for cash, shares of stock, other securities or other consideration) of all or substantially all the assets or business of the Corporation; or

                 (ii) any consolidation or merger of the Corporation with or into any other corporation or other entity or person, or any other corporate reorganization, in which the shareholders of the Corporation immediately prior to such consolidation, merger or reorganization, own fifty percent (50%) or less of the Corporation's voting power immediately after such consolidation, merger or reorganization.

            3.3 In the event the assets of the Corporation legally available for distribution to the Holders upon any liquidation, winding-up or dissolution of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such Holders are entitled pursuant to Section 3.1, no such distribution shall be made on account of any shares of Parity Stock upon such liquidation, winding-up or dissolution unless proportionate distributable amounts shall be paid with equal priority on account of the Series B Preferred Stock, ratably, in proportion to the full distributable amounts for which Holders and holders of any Parity Stock are entitled upon such liquidation, winding-up or dissolution.

            3.4 All distributions made with respect to the Series B Preferred Stock in connection with any liquidation, winding-up or dissolution shall be made pro rata to the Holders.

         4. VOTING RIGHTS.

            4.1 Except as otherwise provided herein or as required by California law, the Series B Preferred Stock shall be voted equally with the shares of the Common Stock of the Corporation and any Parity Stock and not as a separate class, at any annual or special meeting of shareholders of the Corporation, and may act by written consent in the same manner as the Common Stock, in either case upon the following basis: each holder of shares of Series B Preferred Stock shall be entitled to that number of votes as equals the number of shares of Common Stock into which such holder's aggregate shares of Series B Preferred Stock are convertible (pursuant to Section 6 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent.

            4.2 For so long as any shares of Series B Preferred Stock remain outstanding, in addition to any other vote or consent required herein or by California law, the vote or written consent of the holders of at least a majority of the then-outstanding shares of Series B Preferred Stock shall be necessary for effecting, validating, or approving the following actions and the Corporation shall not, without such vote or consent, take or permit to be taken any such actions:

                (i) Any amendment, alteration, or repeal of any provision of the Corporation's Amended and Restated Articles of Incorporation or this Certificate of Determination that would have an adverse effect on the voting powers, preferences, or other special rights or privileges, qualifications, limitations, or restrictions of the Series B Preferred Stock (it being expressly agreed, however, that the creation of a series of securities with rights, preferences or privileges senior to or pari passu with the rights, preferences or privileges of the Series B Preferred Stock shall not be deemed to be any such amendment that would require such vote or consent);

                (ii) the sale, conveyance, exchange or transfer (for cash, shares of stock, other securities or other consideration) of all or substantially all the assets or business of the Corporation, or any consolidation or merger of the Corporation with or into any other corporation or other entity or person, or any other corporate reorganization, in which the shareholders of the Corporation immediately prior to such consolidation, merger or reorganization, own fifty percent (50%) or less of the Corporation's voting power immediately after such consolidation, merger or reorganization.; or

                (iii) Any voluntary dissolution, liquidation or winding up of the Corporation.

         5. DIVIDENDS.

            5.1 Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series B Preferred Stock with respect to dividends, the Holders shall be entitled to receive out of assets legally available therefor, cumulative quarterly dividends, at a rate per annum (subject to adjustment as provided in Section 8.4) equal to the Applicable Percentage of the Liquidation Preference, payable in arrears, in shares of Series B Preferred Stock (valued at the then-Liquidation Preference) on June 30, 2006 with respect to the period commencing on the Issue Date and ending June 30, 2006 and thereafter quarterly, on each Dividend Payment Date with respect to the quarterly period ending on such Dividend Payment Date, to the Holders at the close of business on the Record Date for such Dividend Payment Date. The amount of dividends payable on shares of Series B Preferred Stock for each full quarterly dividend period shall be computed by dividing by four the annual rate per share set forth above. The initial dividend payable on June 30, 2006 will be computed on the basis of the annual dividend multiplied by the actual number of days elapsed between the Issue Date and June 30, 2006 divided by 360. Dividends payable on the Series B Preferred Stock for any period less than a full quarterly period shall be computed on the basis of a 360-day year of twelve 30-day months. After the payments of all preferential amounts required to be paid to the Holders, any remaining dividends shall be distributed ratably among the holders of any Junior Stock, Parity Stock and the Series B Preferred Stock, treating for this purpose all such securities and any accrued and unpaid dividends thereon, including Additional Dividends (as defined in Section 5.3 below), as if they had been converted to Common Stock pursuant to the terms of the applicable Certificate of Determination immediately prior to the Dividend Payment Date. Any additional shares of Series B Preferred Stock issued pursuant to this paragraph shall be governed by this Certificate of Determination and shall be subject in all respects, except the Issue Date, to the same terms as the shares of Series B Preferred Stock originally issued hereunder.

            5.2 Notwithstanding the foregoing, if the registration of securities contemplated by Section 2 of the Registration Rights Agreement shall have not been declared effective within 180 days after the Issue Date or if there shall occur any suspension or delay contemplated by Section 4(h) of the Registration Rights Agreement that exceeds the applicable periods stated in the proviso to such Section 4(h) or if any discontinuance of any registration statement contemplated by the last paragraph of Section 4 thereof shall exceed more than 30 consecutive days or more than 90 days in any 360 day period, the foregoing dividends shall, at the option of the holder, be payable in cash; provided, further, however, that once such registration statement is declared effective or any suspension or delay is removed (or, if earlier, upon the 24-month anniversary of the Issue Date), such dividends shall once again be payable solely in additional shares of Series B Preferred. In the event that such a request is made but the Corporation is legally unable to make cash dividend payments, the rate at which such cash dividends shall accrue shall be increased by 4% per annum.

            5.3 Dividends shall begin to accrue and be cumulative on outstanding shares of Series B Preferred Stock from the date of issue of such shares of Series B Preferred Stock whether or not earned or declared. Dividends paid on the shares of Series B Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. Notwithstanding anything to the contrary set forth above, unless and until such dividends are declared by the Board of Directors, such dividends shall continue to cumulate and shall be paid at the time of repurchase as provided herein if not earlier declared and paid. Accrued dividends on the Series B Preferred Stock if not paid on the first or any subsequent Dividend Payment Date following accrual shall thereafter accrue additional dividends in respect thereof, compounded quarterly, at the Applicable Percentage (the "Additional Dividends").

            5.4 So long as any shares of Series B Preferred Stock shall be outstanding, no dividend, whether in cash or property, shall be paid or declared, nor shall any other distribution be made on Junior Stock without the affirmative vote or consent of the Holders of a majority of the outstanding shares of Series B Preferred Stock, nor shall any shares of any Junior Stock of the Corporation be purchased, redeemed, or otherwise acquired for value by the Corporation until all payments of all preferential amounts required to be paid to the Holders (set forth in Section 5.1 above) shall have been paid or declared and set apart.

         6. CONVERSION.

            6.1 Each Holder shall have the right, at such Holder's option, exercisable at any time and from time to time, to convert, subject to the terms and provisions of this Section 6, any or all of such Holder's shares of the Series B Preferred Stock into shares of Common Stock provided, that a holder of Series B Preferred Stock may at any given time convert only up to that number of shares of Series B Preferred Stock so that, upon conversion, the aggregate beneficial ownership of the Corporation's Common Stock (calculated pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of such holder and all persons affiliated with such holder is not more than 4.99% of the Corporation's Common Stock then outstanding. The number of shares of Common Stock to which a holder of Series B Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the Conversion Rate then in effect (determined as provided in Section 6.2) by the number of shares of Series B Preferred Stock being converted. To exercise such right, a Holder must deliver to the Corporation at its principal offices during usual business hours of the Corporation: (i) a written notice that such Holder elects to convert the number of shares of the Series B Preferred Stock specified in such notice and
(ii) the certificate(s) evidencing the shares of Series B Preferred Stock to be converted, properly endorsed or assigned for transfer. Thereupon, the Corporation shall promptly issue and deliver to such Holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled, together with, in full satisfaction of any accrued but unpaid dividends thereon including Additional Dividends, the number of additional shares of Common Stock as equals the number of shares of Common Stock that would be issued upon conversion of any accrued but unpaid dividends on the Series B Preferred Stock being so converted, had such dividend been paid. The conversion shall be deemed to occur at the close of business on the day the notice of conversion and certificate(s) are received by the Corporation.

            6.2 The conversion rate in effect at any time for conversion of the Series B Preferred Stock (the "Conversion Rate") shall be the quotient obtained by dividing $100.00 by the Conversion Price, calculated as provided in Section 6.3.

            6.3 The conversion price for the Series B Preferred Stock shall initially be $2.50 (the "Conversion Price"). The initial Conversion Price shall be adjusted from time to time in accordance with this Section 6. All references to the Conversion Price herein shall mean the Conversion Price as so adjusted.

            6.4 Each share of Series B Preferred Stock shall be converted into shares of Common Stock automatically and without further action by the Corporation or any Holder, upon the first to occur of any of the following: (i) the affirmative vote or written consent of the Holders of a majority of the then-outstanding Series B Preferred Stock; (ii) the closing Market Price of the Common Stock averages at least $7.50 per share over a period of 20 consecutive trading days and the daily trading volume over the same 20-day period averages at least 75,000 shares; (iii) the closing of the sale of the Corporation's Common Stock in a public offering underwritten by an investment bank reasonably acceptable to the holders of a majority of the then-outstanding shares of Series B Preferred Stock, registered under the Securities Act of 1933, as amended (the "Securities Act"), with a per share price to the public of at least $5.00 per share and for a total gross offering amount of at least $20 million, other than a registration relating solely to a transaction under Rule 145 under the Securities Act (or any successor thereto) or to an employee benefit plan of the Corporation; (iv) the closing of an Acquisition resulting in proceeds to the holders of the Series B Preferred Stock of at least $200.00 per outstanding share of Series B Preferred Stock, as such number shall be adjusted to include the shares of Series B Preferred Stock to be issued in full satisfaction of any accrued and unpaid dividends thereon, including Additional Dividends; or (v) April 27, 2010, unless the Corporation becomes obligated to redeem the Series B Preferred Stock prior to April 27, 2010 pursuant to Section 7.1 as a result of its receipt of a Redemption Notice (as defined, and in accordance with the provisions of, Section 7.2). The Corporation shall give notice to the Holders of the automatic conversion of the Series B Preferred Stock pursuant to this
Section 6.4, whereupon each Holder shall be obligated to surrender to the Corporation the certificate(s) evidencing its shares of Series B Preferred Stock, properly endorsed or assigned for transfer. Upon such automatic conversion, all accrued and unpaid dividends, including Additional Dividends, shall be paid in accordance with the provisions of Section 6.1.

            6.5 On the date of any conversion, all rights of any Holder with respect to the shares of the Series B Preferred Stock so converted, including the rights, if any, to receive distributions of the Corporation's assets (including, but not limited to, the Liquidation Preference) or notices from the Corporation, will terminate, except only for the rights of any such Holder to receive certificates (if applicable) for the number of whole shares of Common Stock into which such shares of the Series B Preferred Stock have been converted and cash in lieu of any fractional share as provided in Section 6.12.

            6.6 If the Corporation shall at any time or from time to time effect a subdivision of the outstanding Common Stock without a corresponding subdivision of the Series B Preferred Stock, the Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if the Corporation shall at any time or from time to time combine the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Series B Preferred Stock, the Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 6.6 shall become effective at the close of business on the date the subdivision or combination becomes effective.

            6.7 If the Corporation at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each event the Conversion Price that is then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction (i) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and
(ii) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefore, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this Section
6.7 to reflect the actual payment of such dividend or distribution.

            6.8 If at any time or from time to time, the Common Stock issuable upon the conversion of the Series B Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a transaction described in Section 3.2 or a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 6), in any such event each holder of Series B Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Series B Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

            6.9 If at any time or from time to time there is a capital reorganization of the Common Stock (other than a transaction described in Section 3.2 or a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 6), as a part of such capital reorganization, provision shall be made so that the holders of Series B Preferred Stock shall thereafter be entitled to receive upon conversion of the Series B Preferred Stock the number of shares of stock or other securities or property of the Corporation to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 6 with respect to the rights of the holders of Series B Preferred Stock after the capital reorganization to the end that the provisions of this Section 6 (including adjustments of the Conversion Price then in effect and the number of shares issuable upon conversion thereof) shall be applicable after that event and be as nearly equivalent as practicable.

            6.10 Sale of Shares Below Conversion Price.

                 6.10.1 If at any time or from time to time, the Corporation issues or sells, or is deemed by the express provisions of this Section 6.10 to have issued or sold, Additional Shares of Common Stock (as hereinafter defined), other than as a dividend or other distribution on any class of stock as provided in Section 6.7 above or Section 6.15 below, and other than a subdivision or combination of shares of Common Stock as provided in Section 6.6 above, for an Effective Price (as hereinafter defined) less than the then effective Conversion Price, then and in each such case the then existing Conversion Price shall be reduced, as of the opening of business on the date of such issue or sale, to such Effective Price.

                 6.10.2 For the purpose of making any adjustment required under this Section 6.10 the aggregate consideration received by the Corporation for any issue or sale of securities shall (A) to the extent it consists of cash, be computed at the net amount of cash received by the Corporation after deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Corporation in connection with such issue or sale but without deduction of any expenses payable by the Corporation, (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board, and (C) if Additional Shares of Common Stock, Convertible Securities (as hereinafter defined) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Corporation for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

                 6.10.3 For the purpose of the adjustment required under this
Section 6.10 if the Corporation issues or sells any rights or options for the purchase of, or stock or other securities convertible into, Additional Shares of Common Stock (such convertible stock or securities being herein referred to as "Convertible Securities") and if the Effective Price of such Additional Shares of Common Stock is less than the then existing Conversion Price, the Corporation shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Corporation for the issuance of such rights or options or Convertible Securities, plus, in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Corporation upon the exercise of such rights or options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion thereof; provided that if in the case of Convertible Securities the minimum amounts of such consideration cannot be ascertained, but are a function of anti-dilution or similar protective clauses, the Corporation shall be deemed to have received the minimum amounts of consideration without reference to such clauses; provided further that if the minimum amount of consideration payable to the Corporation upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of anti-dilution adjustments, the Effective Price shall be recalculated using the figure to which said minimum amount of consideration is reduced; provided further that if the minimum amount of consideration payable to the Corporation upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Corporation upon the exercise or conversion of such rights, options or Convertible Securities. No further adjustment of the Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock on the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Conversion Price as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Conversion Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Corporation upon such exercise, plus the consideration, if any actually received by the Corporation for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Series B Preferred Stock.

                 6.10.4 "Additional Shares of Common Stock" shall mean all shares of Common Stock issued by the Corporation or deemed to be issued pursuant to this Section 6.10, whether or not subsequently reacquired or retired by the Corporation other than Excluded Securities. The "Effective Price" of Additional Shares of Common Stock shall mean: the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Corporation under this Section 6.10, into the aggregate consideration received, or deemed to have been received by the Corporation for such issue under this Section 6.10 for such Additional Shares of Common Stock.

            6.11 The Corporation shall reserve out of the authorized but unissued shares of its Common Stock, sufficient shares of its Common Stock to provide for the conversion of shares of Series B Preferred Stock, including any shares of Series B Preferred Stock issuable as dividends, including Additional Dividends, from time to time as such shares of Series B Preferred Stock are presented for conversion. The Corporation shall take all action necessary so that all shares of Common Stock that may be issued upon conversion of shares of Series B Preferred Stock will upon issue be validly issued, fully paid and nonassessable, and free from all liens and charges in respect of the issuance or delivery thereof.

            6.12 No fractional shares or securities representing fractional shares of Common Stock shall be issued upon any conversion of any shares of the Series B Preferred Stock. If more than one share of the Series B Preferred Stock held by the same Holder shall be subject to conversion at one time, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the conversion of all of such shares of the Series B Preferred Stock. If the conversion of any share or shares of the Series B Preferred Stock results in a fraction, an amount equal to such fraction multiplied by the Market Price of the Common Stock on the conversion date shall be paid to such Holder in cash by the Corporation.

            6.13 Upon any increase or decrease in the Conversion Ratio pursuant to this Section 6, the Corporation promptly shall deliver to each Holder a notice describing in reasonable detail the event requiring the increase or decrease in the Conversion Ratio and the method of calculation thereof and specifying the increased or decreased Conversion Ratio in effect following such adjustment.

            6.14 The Corporation will at all times in good faith assist in the carrying out of all the provisions of this Section 6 and in the taking of all such actions as may be necessary or appropriate in order to protect the conversion rights of the Holders of the Series B Preferred Stock against impairment.

            6.15 In the event that the Corporation (i) issues as a dividend or other similar distribution (an "Extraordinary Dividend") on all of its then outstanding Common Stock, (A) securities of the Corporation of a class other than Common Stock, (B) rights, warrants or options (individually, a "Right" and collectively, the "Rights") to acquire any securities of the Corporation (including Common Stock) or (C) evidences of its indebtedness or assets, or (ii) issues any dividend or other similar distribution (a "Secondary Extraordinary Dividend") on any such securities in the form of securities of the Corporation (including Common Stock) (any securities (other than Rights) issued as an Extraordinary Dividend or Secondary Extraordinary Dividend or issued upon exercise of any Rights issued as an Extraordinary Dividend or Secondary Extraordinary Dividend shall be referred to as "Dividend Securities"):

                 (i) the Series B Preferred Stock shall thereafter be convertible into (1) the original number of shares of Common Stock set forth in
Section 6 hereof (subject to adjustment as herein provided), (2) such Dividend Securities and Rights as would theretofore have been issued in respect of such shares (adjusted as herein provided) had such shares been outstanding at the time of such Extraordinary Dividend, and (3) any Dividend Securities that would theretofore have been issued as a Secondary Extraordinary Dividend in respect of such Dividend Securities had such Dividend Securities been outstanding at the time of such Secondary Extraordinary Dividend; and

            6.16 any Right issued as an Extraordinary Dividend or a Secondary Extraordinary Dividend shall (1) expire upon the later of (a) the original expiration date of such Right or (b) the 180th day following the conversion of the Series B Preferred Stock, and (2) be exercisable for (a) the Dividend Securities issuable upon exercise of such Right and (b) any property theretofore issued as a Secondary Extraordinary Dividend in respect of such Dividend Securities.

         7. REDEMPTION

            7.1 The Corporation shall, subject to the conditions set forth in
Section 7.3 below, upon receipt, not earlier than April 2, 2010 nor later than April 27, 2010, of written request(s) for redemption from Holders of at least a majority of the then-outstanding shares of Series B Preferred Stock (a "Redemption Request"), redeem from each Holder, from any source of funds legally available therefore, all outstanding shares of Series B Preferred Stock. The Corporation shall effect such redemption on May 27, 2010 by paying in cash in exchange for the shares of Series B Preferred Stock to be redeemed a sum equal to $100.00 per share of Series B Preferred Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares) plus all accrued but unpaid dividends on such shares, including Additional Dividends (the "Redemption Price").

            7.2 At least 15 but not more than 30 days prior to May 27, 2010, the Corporation shall mail written notice of any Redemption Request, first class postage prepaid, to each holder of record (at the close of business on the Business Day next preceding the day on which notice is given) of the Series B Preferred Stock at the address last shown on the records of the Corporation for such holder, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the redemption date, the Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to the Corporation in the manner and at the place designated, his certificate or certificates representing shares to be redeemed (the "Redemption Notice"). Except as provided in Section 7.3, on or after the redemption date, each holder of Series B Preferred Stock shall surrender to the Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled.

            7.3 From and after the redemption date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of shares of Series B Preferred Stock designated for redemption in the Redemption Notice as holders of Series B Preferred Stock (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for redemption of shares of Series B Preferred Stock and any Parity Stock on the redemption date are insufficient to redeem the total number of shares of Series B Preferred Stock and Parity Stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed based upon their holdings of Series B Preferred Stock and Parity Stock. The shares of Series B Preferred Stock not redeemed shall remain outstanding and entitled to all the rights, preferences and privileges provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Series B Preferred Stock and Parity Stock such funds will immediately be used to redeem the balance of the shares of Series B Preferred Stock and Parity Stock which the Corporation has become obliged to redeem on the redemption date, but which it has not redeemed.

         8. MISCELLANEOUS

            8.1 If any Series B Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall, subject to Article V, Section 2 of the Bylaws of the Corporation, upon the request and at the expense of the Holder, issue, in exchange and in substitution for and upon cancellation of the mutilated Series B Preferred Stock certificate, or in lieu of and substitution for the Series B Preferred Stock certificate lost, stolen or destroyed, a new Series B Preferred Stock certificate of like tenor and representing an equivalent amount of shares of the Series B Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Series B Preferred Stock certificate and indemnity, if requested, satisfactory to the Corporation. The Corporation shall not be required to issue any physical certificates representing shares of the Series B Preferred Stock on or after any conversion date with respect to such shares of the Series B Preferred Stock. In place of the delivery of a replacement certificate following any such conversion date, upon delivery of the evidence and indemnity described above, the Corporation will deliver the shares of Common Stock.

            8.2 With respect to any notice to a Holder required to be provided hereunder, such notice shall be mailed to the registered address of such Holder, and neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular Holder shall affect the sufficiency of the notice or the validity of the proceedings referred to in such notice with respect to the other Holders or affect the legality or validity of any redemption, conversion, distribution, rights, warrant, reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation, winding-up or other action, or the vote upon any action with respect to which the Holders are entitled to vote. All notice periods referred to herein shall commence on the date of the mailing of the applicable notice. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Holder receives the notice.

            8.3 Subject to Section 6.12 hereof, the shares of the Series B Preferred Stock shall be issuable, convertible and redeemable only in whole shares and cash shall be paid in lieu of fractional shares.

            8.4 The Liquidation Preference, the amount of dividends per share set forth in Section 5 and the dollar amounts and share numbers set forth herein shall be subject to adjustment, as appropriate, whenever there shall occur a stock split, stock dividend, combination, reclassification or other similar event involving shares of the Series B Preferred Stock. Such adjustments shall be made in such manner and at such time as the Board of Directors in good faith determines to be equitable in the circumstances, any such determination to be evidenced in a resolution duly adopted by the Board of Directors. Upon any such equitable adjustment, the Corporation shall promptly deliver to each Holder a notice describing in reasonable detail the event requiring the adjustment and the method of calculation thereof and specifying the increased or decreased Liquidation Preference or annual dividend rate in effect following such adjustment.

            8.5 Shares of the Series B Preferred Stock converted into Common Stock shall be retired and canceled and shall have the status of authorized but unissued shares of Preferred Stock of the Corporation undesignated as to series and may with any and all other authorized but unissued shares of Preferred Stock of the Corporation be designated or redesignated and issued or reissued, as the case may be, as part of any series of Preferred Stock of the Corporation.

            8.6 In case, at any time while any of the shares of the Series B Preferred Stock are outstanding:

                8.6.1 The Corporation shall declare a dividend (or any other distribution) on any Junior Stock; or

                8.6.2 The Corporation shall authorize the issuance to all holders of its shares of any Junior Stock of rights or warrants to subscribe for or purchase shares of Common Stock or of any other subscription rights or warrants; or

                8.6.3 There is any reclassification of the Common Stock, any consolidation, merger or binding share exchange to which the Corporation is a party or the sale or transfer of all or substantially all of the assets of the Corporation; or

                8.6.4 There is the voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then the Corporation shall cause to be mailed to Holders at least 30 days before the date hereinafter specified, a notice stating (i) the date on which a record is to be taken for the purpose of such dividend, distribution, rights or warrants, or, if a record is not to be taken, the date as of which the holders of shares of Common Stock of record to be entitled to such dividend, distribution, rights or warrants are to be determined, and/or (ii) the date on which any such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of shares of Common Stock of record shall be entitled to exchange their shares for the applicable consideration, deliverable upon such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up.

            8.7 The headings of the various sections and subsections of this Certificate of Determination are for convenience of reference only and shall not affect the interpretation of any of the provisions of this Certificate of Determination.

            8.8 Whenever possible, each provision of this Certificate of Determination shall be interpreted in a manner as to be effective and valid under applicable law and public policy. If any provision set forth herein is held to be invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions of this Certificate of Determination. No provision herein set forth shall be deemed dependent upon any other provision unless so expressed herein. If a court of competent jurisdiction should determine that a provision of this Certificate of Determination would be valid or enforceable if a period of time were extended or shortened, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

            8.9 The Corporation will provide to the holders of the Series B Preferred Stock all communications sent by the Corporation to the holders of the Common Stock and any other class of Preferred Stock.

            8.10 Except as may otherwise be required by law, the shares of the Series B Preferred Stock shall not have any powers, designations, preferences and relative, participating, optional or other special rights, other than those specifically set forth in this Certificate of Determination or the Amended and Restated Articles of Incorporation."

         FOURTH. The number of authorized shares of Series B Preferred Stock is 325,000, none of which shares have been issued.

         We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate of Determination are true and correct of our own knowledge.

Dated:  May 8, 2006                        /s/ JOHN PIMENTEL
                                           ----------------------------------
                                           Name:      John Pimentel
                                           Title:     Chief Executive Officer



                                           /s/ DAVID RANE
                                           ----------------------------------
                                           Name:      David Rane
                                           Title:     Chief Financial Officer

             AMENDMENT NUMBER ONE TO CERTIFICATE OF DETERMINATION OF
                       RIGHTS, PREFERENCES AND PRIVILEGES
                                     OF THE
   8% SERIES B CUMULATIVE REDEEMABLE CONVERTIBLE PARTICIPATING PREFERRED STOCK
                                       OF
                         WORLD WASTE TECHNOLOGIES, INC.
                            a California Corporation


         John Pimentel and David Rane hereby certify that:

         FIRST. They are the duly elected and acting Chief Executive Officer and Chief Financial Officer, respectively, of World Waste Technologies, Inc., a California corporation (the "Corporation").

         SECOND. The Amended and Restated Articles of Incorporation of the Corporation authorize the issuance of up to 10,000,000 shares of preferred stock (the "Preferred Stock"), 4,075,600 of which shares are issued and outstanding.

         THIRD. On May 8, 2006, the Corporation filed a Certificate of Determination creating a new series of preferred stock entitled "8% Series B Cumulative Redeemable Convertible Participating Preferred Stock";

         FOURTH. The Board of Directors of the Corporation has duly adopted the following recitals and resolution.

         "WHEREAS, on May 8, 2006, the Corporation filed a Certificate of Determination (the "Certificate of Determination") creating a new series of preferred stock entitled "8% Series B Cumulative Redeemable Convertible Participating Preferred Stock (the "Series B Preferred Stock"); and

         WHEREAS, the Amended and Restated Articles of Incorporation of the Corporation authorize that the preferred stock of the Corporation may be issued from time to time in one or more series and that the number of shares of each such series may be increased by resolution of the Board of Directors;

         WHEREAS, the Board of Directors of the Corporation desires, pursuant to its authority as aforesaid, to amend the terms of the Certificate of Determination so as to increase the number of shares of Series B Preferred Stock constituting such series.

         NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors hereby increases the number of authorized shares of Series B Preferred Stock by amending and restating Section 1 of the Certificate of Determination to read in its entirety as follows:

         1. DESIGNATION AND AMOUNT. There shall be created from the 10,000,000 shares of Preferred Stock, without par value, of the Corporation authorized to be issued pursuant to the Amended and Restated Articles of Incorporation, a series of Preferred Stock, designated as the "8% Series B Cumulative Redeemable Convertible Participating Preferred Stock" (the "Series B Preferred Stock"), and the number of shares of such series shall be 500,000. Such number of shares may be decreased by resolution of the Board of Directors; provided, however, that no such decrease shall reduce the number of authorized shares of the Series B Preferred Stock to a number less than the number of shares of the Series B Preferred Stock then issued and outstanding plus the number of shares reserved for issuance upon the declaration and payment of dividends thereon or upon the exercise of outstanding options, rights or warrants, if any, to purchase shares of Series B Preferred Stock, or upon the conversion of any outstanding securities issued by the Corporation that are convertible into shares of Series B Preferred Stock. The Series B Preferred Stock will rank on parity with the Series A Preferred Stock upon the liquidation, winding-up or dissolution of the Corporation."

         FIFTH. The number of authorized shares of Series B Preferred Stock is 500,000, none of which shares have been issued.

         We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate of Determination are true and correct of our own knowledge.

Dated:  May 18, 2006                        /s/ JOHN PIMENTEL
                                            ----------------------------------
                                            Name:      John Pimentel
                                            Title:     Chief Executive Officer



                                            /s/ DAVID RANE
                                            ----------------------------------
                                            Name:      David Rane
                                            Title:     Chief Financial Officer



                                       2